Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (“Second Amendment”) is entered into by and between ICO, Inc. (the “Company”) and W. Robert Parkey, Jr. (“Employee”), to be effective February 11, 2005 (the “Effective Date”).

WHEREAS, Employee and the Company entered into an Employment Agreement and First Amendment to Employment Agreement (together the “Agreement”), both of which being effective as of February 2, 2004; and

WHEREAS, the parties desire to amend the Agreement, as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company and Employee agree as follows:

1. The following provision is hereby added in Article 1:

“1.6. Upon termination of Employee’s employment for any reason, Employee shall be deemed without further action by the Company or Employee to have been terminated from his position on the Board of Directors of the Company and from any and all positions as an officer and director of any subsidiary of the Company that he may hold. Such termination shall be effective on the date of termination of Employee’s employment.”

2. The following provision is hereby substituted for the language in 2.2(a)(i)-(iii):

“2.2(a) The bonus for the first fiscal year during the Employment Period (which shall be a partial year, ending on September 30, 2004) (the Year One Annual Incentive Bonus) shall equal $150,000.00.”

3. Year Two Annual Incentive Bonus

a) The Year Two Annual Incentive Bonus, referenced in Section 2.2(b) of the Agreement, shall be calculated as follows: The Company’s Target EBITDA (“Target”) for fiscal year 2005 is $20 million. The Company’s EBITDA must be greater than 80% of the Target for fiscal year 2005, before Employee is eligible for a bonus equal to a percentage of his Base Salary up to a maximum of 60% of his Base Salary. The formula for this bonus percentage is:

Bonus percentage = (1.5 x T) - 120
    where
T = the percentage of the Target reached

For the purposes of the above formula, “EBITDA” is defined as the consolidated operating income or loss from continuing operations plus: (i) depreciation and amortization; (ii) impairment, restructuring, and other costs, and (iii) stock option compensation expense. EBITDA is calculated and determined based on the Company’s audited financial statements and includes as an operating expense bonus amounts payable to Employee and other employees.

If the Company does not achieve fiscal year 2005 Return on Invested Capital (“ROIC”) of 8% or more, Employee’s bonus, as calculated above, will be reduced by 20%. For purposes of this calculation, ROIC will be (i) operating income from continuing operations as defined by GAAP, excluding impairment, restructuring and other costs and stock option expenses divided by (ii) total assets, excluding goodwill and less current liabilities, plus funded debt (i.e. interest bearing debt) included in current liabilities. Intercompany loans will be considered long-term debt for purposes of calculating ROIC.

b) Notwithstanding paragraph (a) above, if the Company receives a “Qualified Opinion for fiscal 2005” (as defined below), then Employee shall not be entitled to receive any Year Two Annual Incentive Bonus. For the purpose of this paragraph, the Company shall be deemed to have received a “Qualified Opinion for fiscal 2005” if, in connection with the Company’s fiscal 2005 annual audit (relative to Sarbanes-Oxley 404 compliance), the Company (i) does not receive an unqualified opinion from PricewaterhouseCoopers (“PwC”) regarding Management’s Assessment of the Internal Control System of the Company, or (ii) does not receive an unqualified opinion from PwC regarding their assessment of the Company’s Internal Control System. This provision shall apply only to the Year Two Annual Incentive Bonus (relating to fiscal year 2005), and shall not apply to future Annual Incentive Bonuses unless expressly agreed to by Employee. This provision shall not apply if the issuance of the independent auditor opinions relating to (i) and (ii) above are not required due to a change in applicable law or regulation.

4. In addition to the amendments stated above, Employee acknowledges and agrees that he has waived any claim to any additional bonus for fiscal year 2004 other than the bonus he actually received.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Second Amendment in multiple originals to be effective on the Effective Date.

ICO, Inc.

/s/ Christopher N. O’Sullivan
Christopher N. O’Sullivan
Chairman of the Board of Directors
Date:	February 11, 2005

Employee

/s/ W. Robert Parkey, Jr.
Jon C. Biro
Date:	February 11, 2005